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SEDA SPECIALTY PACKAGING CORP. & Subsidiaries                       EXHIBIT 11.1

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS


                                                               1996             1995             1994
                                                     --------------   --------------   --------------
Net income                                           $    6,749,000   $    4,135,000   $    4,842,000
                                                     ==============   ==============   ==============
Average shares outstanding                                5,093,621        5,055,353        5,009,931

Common equivalent shares:
         Assumed exercise of stock options
              and warrants                                  284,693            5,389          139,851
         Assumed purchase of shares with
              tax windfall                                       --               --           (2,145)
                                                     --------------   --------------   --------------
Weighted average number of common
     and common equivalent shares                         5,378,314        5,060,742        5,147,637
                                                     ==============   ==============   ==============
Earnings per common and common
     equivalent share                                $         1.25   $         0.82   $         0.94
                                                     ==============   ==============   ==============